Exhibit 107

CALCULATION OF FILING FEE TABLE

Schedule 14A

(Form Type)

Manning & Napier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$252,172,666.20	(1)	0.0000927	$23,376.41	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$252,172,666.20
Total Fees Due for Filing	$23,376.41			$23,376.41

Total Fees Previously Paid	$0			$0
Total Fee Offsets	$0			$0

Net Fee Due				$23,376.41

(1)

For purposes of calculating the fee only, this amount is based upon the sum of (a) 19,124,332 shares of Class A Common Stock of Manning & Napier, Inc., par value $0.01 per share (the “Shares”), multiplied by $12.85 per Share, (b) 0 shares of Class B Common Stock multiplied by $12.85 per Share and (c) rollover options to purchase 500,000 Shares, multiplied by $12.85 per Share.

(2)

The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying $252,172,666.20 by 0.0000927.